UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  July 10, 2009
Atlas Energy Resources, LLC
(Exact name of registrant as specified in its chapter)

Delaware	1-33193	75-3218520
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Westpointe Corporate Center One, 1550 Coraopolis Heights Road,
Moon Township, PA	15108
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:  412-262-2830
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
          On July 10, 2009, Atlas Energy Resources, LLC received the requisite consent from its lenders to amend its Credit Agreement, dated as of June 29, 2007, with JPMorgan Chase, N.A., and the other lenders and parties thereto, to permit Atlas Energy’s merger with Atlas America, Inc. The material terms of the amendment are:
•	The merger with Atlas America will be permitted.

•	Restrictions on Atlas Energy’s ability to make payments with respect to its equity interests will be revised to permit it to make distributions to Atlas America in an amount equal to the income tax liability at the highest marginal rate attributable to Atlas Energy’s net income. In addition, Atlas Energy will be permitted to make distributions to Atlas America of up to $40.0 million per year and, to the extent that it distributes less than that amount in any year, may carry over up to $20.0 million for use in the next year.

•	The definition of change of control will be revised to include a change of control of Atlas America.
The amendment will become effective upon consummation of the merger.
          A copy of the Third Amendment to the Credit Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

99.1	Third Amendment to Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: July 24, 2009	Atlas Energy Resources, LLC

	By:	/s/ Matthew A. Jones
	Its	Chief Financial Officer